Exhibit 10.2
PROMISSORY NOTE

$150,000,000	August 2, 2006
Valencia, California
     FOR VALUE RECEIVED, MANNKIND CORPORATION, a Delaware corporation (“Borrower”), hereby promises to pay to the order of ALFRED E. MANN (“Lender”), in lawful money of the United States of America and in immediately available funds, the principal sum of One Hundred and Fifty Million Dollars ($150,000,000) or the aggregate principal amount of all Advances (as defined below) made hereunder, whichever is less (the “Loan”) together with accrued and unpaid interest thereon, each due and payable on the dates and in the manner set forth below.
     1. Principal Repayment. The outstanding principal amount of each Advance together with all accrued and unpaid interest thereon shall be due and payable one year from the date of the Advance (the “Maturity Date”).
     2. Interest Rate. Borrower further promises to pay interest on the outstanding principal amount of each Advance from the date thereof until payment in full, which interest shall be payable at a rate equal to the one year London Interbank Offered Rate (LIBOR) reported by the Wall Street Journal (or a comparable periodical if such periodical is no longer published) on the day of such Advance plus 3% per annum, or the maximum rate permissible by law (which under the laws of the State of California shall be deemed to be the laws relating to permissible rates of interest on commercial loans), whichever is less. Interest shall be due and payable quarterly in arrears not later than the first day of each calendar quarter for the preceding quarter, commencing on the first day of the calendar quarter following the calendar quarter in which an Advance is made, and shall be calculated on the basis of a 365/366-day year for the actual number of days elapsed.
     3. Place of Payment. All amounts payable hereunder shall be payable in lawful money of the United States of America at the office of Lender, 25129 Rye Canyon Loop, Valencia, California, 91355, unless another place of payment shall be specified in writing by Lender.
     4. Application of Payments; Prepayment.
          4.1 Payment on this Note shall be applied first to accrued interest, and thereafter to the outstanding principal balance hereof.
          4.2 This Note may be prepaid in whole or in part without penalty or premium.
          4.3 If a Financing Event (as defined below) occurs at any time when there is any principal or interest outstanding under this Note, Borrower shall, promptly following the closing of such Financing Event, prepay all or a portion of the outstanding principal amount of this Note in an amount equal to the difference between (i) the Borrower’s cash balance immediately following the closing of such Financing Event and (ii) the Borrower’s projected cash requirements (as determined by Borrower in its sole discretion) for the six month period

1.

immediately following the closing of such Financing Event. A “Financing Event” means (i) the closing of an equity or a debt financing, (ii) the entry into a strategic transaction with a third party or third parties, including without limitation, joint ventures, manufacturing, marketing or distribution arrangements, collaborations, partnerships, technology transfer or development arrangements, or (iii) any transaction involving a combination of (i) and (ii), in each case of (i) through (iii), where the Borrower receives at least $100 million in cash at the closing of such transaction. The closing of a Financing Event shall not terminate Lender’s commitment to make Advances pursuant to Section 5 hereof.
          4.4 Any partial prepayment shall be applied to interest first and then to principal, and shall be applied to the oldest outstanding Advance first. At the time of any prepayment of principal hereunder, Borrower shall also pay all accrued and unpaid interest on the amount prepaid through the date of prepayment. Any amount prepaid may not be reborrowed.
     5. Loan Requests. From the date of this Note and through the first anniversary thereof, Lender shall at all times make available to Borrower the principal amount indicated on the face of this Note for borrowings by Borrower from time to time (each, an “Advance”). Borrower shall be entitled to no further Advances hereunder after the first anniversary date hereof and the total maximum amount of this Note shall be the total amount of the Advances taken by the Borrower as of that date. Each Advance shall be in a minimum principal amount of $50,000,000. The initial Advance shall be made on the date of execution and delivery of this Note. Each subsequent Advance shall be made at any time when Borrower’s cash balance is less than its projected cash requirements for the three month period following such Advance (as determined by Borrower in its sole discretion). Whenever Borrower desires an Advance hereunder, Borrower shall notify Lender by facsimile with a transmission confirmation or by electronic mail as long as a read receipt is requested and received no later than 4:00 p.m. Pacific time, fourteen (14) calendar days prior to the date on which the Advance is requested to be made. At the time of any borrowing under this Note (or at the time of receipt of any payment of principal), Lender shall make or cause to be made, an appropriate notation on the Exhibit A attached hereto reflecting the amount of such borrowing (or the amount of such payment). The outstanding amount of this Note set forth on such Exhibit A shall be prima facie evidence of the principal amount thereof outstanding, but the failure to record, or any error in so recording, shall not limit or otherwise affect the obligations of Borrower to make payments of principal of or interest on this Note when due.
     6. Default. Each of the following events shall be an “Event of Default” hereunder:
          (a) Borrower fails to pay timely any of the principal amount due under this Note or any accrued interest or other amounts due under this Note on the date the same becomes due and payable or within five (5) business days thereafter;
          (b) Borrower files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any assignment for the benefit of creditors or takes any corporate action in furtherance of any of the foregoing; or

2.

          (c) An involuntary petition is filed against Borrower (unless such petition is dismissed or discharged within sixty (60) days) under any bankruptcy statute now or hereafter in effect, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of Borrower.
Upon the occurrence of an Event of Default hereunder, all unpaid principal, accrued interest and other amounts owing hereunder shall, at the option of Lender, and, in the case of an Event of Default pursuant to (b) or (c) above, automatically, be immediately due, payable and collectible by Lender pursuant to applicable law and the interest rate upon an Event of Default shall increase to LIBOR calculated on the date of the initial Advance or the date of the Event of Default (whichever is greater) plus 5% per annum for the period after said Event of Default until payment, or the maximum rate permissible by law as defined above, whichever is less.
     7. Waiver. Borrower waives presentment and demand for payment, notice of dishonor, protest and notice of protest of this Note, and shall pay all costs of collection when incurred, including, without limitation, reasonable attorneys’ fees, costs and other expenses.
     The right to plead any and all statutes of limitations as a defense to any demands hereunder is hereby waived to the full extent permitted by law.
     8. Governing Law. This Note shall be governed by, and construed and enforced in accordance with, the laws of the State of California, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction. Borrower consents to in personam jurisdiction for any legal action or proceeding with respect to this Note in the Los Angeles Superior Court. Borrower, by execution and delivery of this Note, hereby irrevocably accepts in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid court.
     9. Successors and Assigns. This Note shall be binding upon and inure to the benefit of the Borrower and Lender and their respective successors and assigns. Lender may assign to one or more other persons all or a portion of its rights (but not his obligations) under this Note with respect to all or a portion of the Advances made by him.
     10. Integration. This Note reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement or instrument, oral or written, before the date hereof.
     11. Amendments, Modification, Etc. No amendment, modification or waiver of any provision of this Note, and no consent to any departure by Lender or Borrower and their assigns therefrom, shall in any event be effective unless the same shall be in writing and signed by the Lender and Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.
     12. No Waiver. No failure on the part of the Lender to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right under this Note preclude any other or further exercise thereof or the exercise of any other right. The rights of the Lender under this Note against Borrower are not

3.

conditional or contingent on any attempt by the Lender to exercise any of his rights under this Note against Borrower or any other person.

BORROWER	MANNKIND CORPORATION

	By:	/s/ RICHARD ANDERSON

	Printed Name:	Richard Anderson

	Title:	Chief Financial Officer

Acknowledged and Agreed:

/s/ ALFRED E. MANN
ALFRED E. MANN

4.

EXHIBIT A
Principal Borrowings Schedule

Date	Borrowing	Repayment	Principal Balance